Form 10-K, Exhibit 13
period 1998-12-31
HOLLIS EDEN PHARMACEUTICALS INC /DE/
filed 1999-03-30
CIK 899394

                                                                    EXHIBIT 13.1


                          ANNUAL REPORT ON FORM 10-K

                      ITEM 6, ITEM 7, ITEM 8, ITEM 14 (a)

        LIST OF FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                               CERTAIN EXHIBITS

                         YEAR ENDED DECEMBER 31, 1998

                          HOLLIS-EDEN PHARMACEUTICALS

                              SAN DIEGO, CA 92121


Form 10-K - Item 14 (a)

Hollis-Eden Pharmaceuticals

List of Financial Statements and Financial Statement Schedules

Statements of operations - from Inception (August 15, 1994) to December 31, 1998

Report of independent certified public accountants

Balance sheets as of December 31, 1998 and 1997

Statements of operations for the years ended December 31, 1998, 1997 and 1996 and the period from Inception (August 15, 1994) to December 31, 1998

Statements of stockholders' equity from Inception (August 15, 1994) to December 31, 1998

Statements of cash flows for the years ended December 31, 1998, 1997, 1996 and 1995 and the period from Inception (August 15, 1994) to December 31, 1998

Notes to financial statements

The following financial statements schedules of Hollis-Eden Pharmaceuticals are included in Item 14 (d):

None

All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The forward-looking comments contained in the following discussion involve risks and uncertainties. The Company's actual results may differ materially from those discussed here. Factors that could cause or contribute to such differences can be found in the following discussion and in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

GENERAL

     Hollis-Eden Pharmaceuticals, a development-stage pharmaceutical company, is engaged in the discovery, development and commercialization of products for the treatment of a number of targeted disease states caused by viral, bacterial, parasitic or fungal infections, including HIV/AIDS, hepatitis B and C, and malaria. The Company has three technology platforms, one based on cellular energy regulation, the second on a unique immune system modulation technology, and the third on biochemical synthesis regulators. The Company believes that certain of its drug candidates may provide the first long-term treatment for HIV without the development of viral strain resistance to the drugs' effectiveness, significant toxicity or severe side effects. The Company has not yet generated any operating revenues. The Company has experienced significant operating losses due to substantial expenses incurred to acquire and fund development of its drug candidates and, as of December 31, 1998, had an accumulated deficit of approximately $13.3 million.

     When and if any of the Company's drug candidates have been approved for commercial sale, the Company plans to market them in the United States. For international markets, the Company intends to develop strategic alliances with major pharmaceutical companies that have foreign regulatory expertise and established distribution channels, and will also consider corporate strategic partnerships and co-marketing agreements. No assurances can be given that any of the Company's drug candidates will be approved for commercial sale or that any of the foregoing proposed arrangements will be implemented or prove to be successful.

     The Company has been unprofitable since inception and expects to incur substantial additional operating losses for at least the next few years as it increases expenditures on research and development and begins to allocate significant and increasing resources to its clinical testing and other activities. In addition, during the next few years, the Company will have to meet the substantial new challenge of developing the capability to market products. Accordingly, the Company's activities to date are not as broad in depth or scope as the activities it must undertake in the future, and the Company's historical operations and financial information are not indicative of the Company's future operating results or financial condition or its ability to operate profitably as a commercial enterprise when and if it succeeds in bringing any drug candidate to market.

     On March 26, 1997, Hollis-Eden, Inc. ("Hollis-Eden"), a Delaware corporation, was merged with and into the Company (then known as Initial Acquisition Corp. ("IAC")), a Delaware corporation, pursuant to an Agreement and Plan of Merger, dated November 1, 1996, (the "Merger Agreement"). Upon consummation of the merger of Hollis-Eden with IAC (the "Merger"), Hollis-Eden ceased to exist, and IAC changed its name to Hollis-Eden Pharmaceuticals, Inc.

RESULTS OF OPERATIONS

     The Company has not generated any revenues for the period from August 15, 1994 (inception of Hollis-Eden) through December 31, 1998. The Company has devoted substantially all its resources to the payment of licensing fees and research and development fees plus expenses related to the startup of its business. From inception until December 31, 1998, the Company incurred expenses of approximately $8.1 million in research and development fees, $6.4 million in general and administrative expenses, and $1.2 million in net interest income resulting in a loss of $13.3 million for the period.

     Research and development expenses were $2.8 million, $3.5 million and $184,000 in 1998, 1997 and 1996 respectively. 1998 research and development expenses were focused on the development of HE2000 and HE317. A substantial portion of the 1997 research and development expenses were incurred after the completion of the Merger on March 26, 1997 as described below.

     General and administrative expenses increased to $3.6 million in 1998 from $2.0 million and $510,000 in 1997 and 1996, respectively. These increases in 1998 and 1997 are due primarily to (i) the issuance of warrants and stock for services in lieu of cash (described below), (ii) the amortization of the unearned compensation charge of certain stock options, (iii) increased expenses as a public company such as legal fees, filing fees, and directors and officers insurance, and (iv) increased staffing.

     In 1998, the Company incurred significant non-cash, non-recurring charges. A total of $716,000 was amortized throughout 1998 for services in lieu of cash and non-cash compensation. Additionally, $240,000 was expensed for options granted to certain directors and consultants.

     Upon the completion of the Merger and the exercise of warrants, the Company incurred significant non-recurring charges to operations that have been recorded as expenses during 1997. In particular, the Company incurred (i) a $1.5 million and a $1.2 million expense for research and development fees during the first and second quarters, respectively, and (ii) a $570,000 non-cash charge relating to the issuance of warrants to a certain director and former officer during the first quarter. The $2.7 million research and development fees are being used by Edenland, a related party, as funding to continue the development of the Company's second drug candidate, HE317.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations since inception through the sale of shares of Common Stock and with loans from the Company's founder, Richard B. Hollis. The Company repaid Mr. Hollis in January 1996.

     During the year ended December 31, 1995, the Company received cash proceeds of $250,000 from the sale of its securities. In May 1996, the Company completed a private placement of shares of Common Stock, from which it received aggregate
gross proceeds of $1.3 million.   In March 1997, the Merger of IAC and Hollis-
Eden provided the Company with $6.5 million in cash and other receivables. In May 1998, the Company completed a private placement of shares and warrants, from which it received gross proceeds of $20 million. During January 1999, the Company completed two private placements raising approximately $25 million.

     Under its license agreements with Dr. Patrick T. Prendergast, Colthurst and Edenland, the Company is obligated to pay certain minimum license fees to maintain its rights to its drug candidates. An annual renewable license fee of $500,000 was due and paid in May 1998. As of December 31, 1998, the Company is current on all license fee obligations under these agreements.

     Under its Research and Development Agreement with Edenland and Dr. Patrick
T. Prendergast, the Company is committed to pay $3.0 million for the development costs related to HE317. An amount of $1.5 million was recorded as a charge to operations upon the closing of the Merger and was paid in April 1997. An additional $1.2 million was recorded as a charge to operations and paid in May 1997. The remaining $300,000 was accrued as an expense during the fourth quarter of 1997 and was paid during the first quarter of 1998.

     The Company's operations to date have consumed substantial capital without generating any revenues, and the Company will continue to require substantial and increasing amounts of funds to conduct necessary research and development and preclinical and clinical testing of its drug candidates, and to market any drug candidates that receive regulatory approval. The Company does not expect to generate revenue from operations for the foreseeable future, and the Company's ability to meet its cash obligations as they become due and payable is expected to depend for at least the next several years on its ability to sell securities, borrow funds or some combination thereof. Based upon its current plans, the Company's management believes that its existing capital resources, together with interest thereon, will be sufficient to meet the Company's operating expenses and capital requirements through at least the end of 1999. There can be no assurance, however, that changes in the Company's research and development plans or other events affecting the Company's operating expenses will not result in the expenditure of such cash before that time. No assurance can be given that the Company will be successful in raising necessary funds.
The Company's future capital requirements will depend upon many factors, including progress with preclinical testing and clinical trials, the number and breadth of the Company's programs, the time and costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other proprietary rights, the time and costs involved in obtaining regulatory approvals, competing technological and market developments, the ability of the Company to establish collaborative arrangements and effective commercialization and marketing activities and other arrangements. In any event, the Company will continue to incur increasing negative cash flows and net losses for the foreseeable future.

YEAR 2000

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish the 21st century dates from 20th century dates. As a result, in less than one year, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements.

     The Company upgraded its accounting software during 1998 with a version that is Year 2000 compliant. In addition, the Company has upgraded all of its computer operating systems. The Company believes that its computer systems and applications are Year 2000 compliant.

     The Company recently completed the process of reviewing its communications systems and other non-information technology systems to ascertain whether they are Year 2000 compliant. The Company expects to complete upgrading these systems by the second quarter of 1999.

     The Company does not expect that the costs associated with achieving Year 2000 compliance will have a material adverse effect on its future results of operations, liquidity or capital resources. The Company has spent less than three thousand dollars in connection with its Year 2000 compliance efforts to date. The Company believes that the costs to be incurred in upgrading its non-information technology systems will be immaterial.

     The Company has begun contacting its material suppliers and third party service providers to identify Year 2000 problems and provide solutions to prevent the disruption of business activities. At present, the Company has very little information regarding the extent of Year 2000 compliance by its suppliers and third party service providers. The Company expects to complete its review of the compliance efforts by these parties during the second quarter of 1999.

     There can be no assurance, however, that the computer systems and applications of other companies on which the Company's operations rely, will be timely converted, or that any such failure to convert by another company will not have a material adverse effect on the Company. Moreover, the following could have a material adverse effect on the Company's business or financial condition:

(i) failure of suppliers and third-party service providers equipment to operate or to operate accurately, (ii) failure of clinical trial site medical equipment to perform properly, (iii) failure of necessary materials or supplies to be available to the Company when needed, or (iv) failure of other equipment, software, or systems as a result of Year 2000 problems. At the completion of its review of its material suppliers and third-party service providers, the Company intends to assess worst case scenarios and to develop one or more contingency plans that may be necessary, such as securing alternative vendors.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     SFAS No. 133 "Accounting for Derivatives Instrument and Hedging Activities" establishes accounting and reporting standards for derivative instruments. The Company has not in the past nor does it anticipate, that it will engage in transactions involving derivative instruments which will impact the financial statements.

     Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," requires an entity to expense all software development costs incurred in the preliminary project stage, training costs and data conversion costs for fiscal years beginning after December 15, 1998. The Company believes that this statement will not have a material effect on the Company's accounting for computer software costs.

     Statement of Position 98-5 "Accounting for Start-up Costs," requires an entity to expense all start-up related costs as incurred for the fiscal years beginning after December 15, 1998. The Company believes that this statement will not have a material effect on the Company's accounting for start-up costs.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Not applicable

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The response to this item is submitted in a separate section of this report. See Financial Statements on pages 15-24.

SELECTED FINANCIAL DATA

     The following data summarizes certain selected financial data for each of the five years ended December 31, 1998 and the period from inception (August 15, 1994) to December 31, 1998. The information presented should be read in conjunction with the financial statements and related notes included elsewhere in this annual report.

                                                                                                                      Period from
                                                                                                                       Inception
                                                                  As of or for the Year Ended December 31,          (Aug. 15, 1994)
                                                                        ($000), Except Per Share                          to
                                               --------------------------------------------------------------------    December 31,
                                                   1998            1997          1996          1995         1994          1998
                                               ----------      ----------    ----------    ----------   -----------     -------
STATEMENT OF OPERATIONS DATA:
 Research and development .................    $    2,777      $    3,488    $      184    $      463   $     1,167    $  8,080
 General and administrative................         3,577           2,044           511           171           104       6,406
                                               ----------      ----------    ----------    ----------   -----------    --------
 Total operating expenses..................         6,355           5,532           695           634         1,270      14,486
 Other income (expense), net...............           927             280             3           (38)           (7)      1,165
                                               ----------      ----------    ----------    ----------   -----------    --------
 Net loss..................................    $    5,427      $    5,253    $      692    $      672   $     1,277    $ 13,321
                                               ==========      ==========    ==========    ==========   ===========    ========
 Net loss per share, basic and diluted.....    $    (0.69)     $    (0.85)   $    (0.15)   $    (0.17)  $     (0.38)
 Weighted average number
  of common shares outstanding.............     7,850,854       6,192,764     4,657,650     3,867,924     3,396,226

BALANCE SHEET DATA:
 Total assets..............................    $   24,524      $    7,400     $     241    $        -   $         -
 Notes and accounts payable and
  accrued interest to related party........             -               -             -           368           217
 License fees payable......................             -               -           500           928           927
 Stockholders' equity (deficit)............    $   24,303      $    6,933     $    (566)   $   (1,538)  $    (1,144)

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of Hollis-Eden Pharmaceuticals, Inc.
San Diego, CA

We have audited the accompanying balance sheets of Hollis-Eden Pharmaceuticals, Inc. (a development stage company) as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998 and for the period from inception (August 15, 1994) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Hollis-Eden Pharmaceuticals, Inc. as of December 31, 1998 and 1997 and the results its operations and its cash flows for each of the three years in the period ended December 31, 1998 and for the period from inception (August 15, 1994) to December 31, 1998, in conformity with generally accepted accounting principles.




                                                  BDO Seidman, LLP



New York, NY
January 26, 1999

HOLLIS-EDEN PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                 December 31,
                                                                              1998          1997
                                                                          ------------   -----------
ASSETS:
 Current assets:
 Cash and  cash equivalents...........................................    $ 24,189,806   $ 7,102,620
 Prepaid expenses.....................................................          26,250        53,009
 Deposits.............................................................           9,163         9,163
 Receivable - tax refund (Note 8).....................................               0       105,436
 Receivable from related party (Note 7)...............................         206,663        46,679
                                                                          ------------   -----------
 Total current assets.................................................      24,431,882     7,316,907
 Property and equipment, net of accumulated
     depreciation of $28,201 and $6,602...............................          92,343        82,941
                                                                          ------------   -----------
 Total assets.........................................................    $ 24,524,225   $ 7,399,848
                                                                          ============   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
 Current liabilities:
 Accounts payable and accrued expenses................................    $    221,670   $   128,631
 R & D fees payable to related party (Note 10)........................               -       338,000
                                                                          ------------   -----------
 Total current liabilities............................................         221,670       466,631

 Commitments and contingencies (see Note 10, 15, 16)

 Stockholders' equity: (Notes 3, 4, 5, 6, 9, 11, 12, 13, 14)

 Preferred stock, convertible into common stock,
     $.01 par value, 10,000,000 shares authorized;
     4,000 and 0 shares issued or outstanding, respectively...........              40             -

Common stock, $.01 par value,
     30,000,000 shares authorized; 8,592,202 and
     6,772,023 shares issued and outstanding, respectively............          85,922        67,720
 Paid-in capital......................................................      38,795,887    16,325,338
 Deferred compensation-stock options, net of accumulated
     amortization of $590,000 and $282,000, respectively..............      (1,258,000)   (1,566,000)
 Deficit accumulated during development stage.........................     (13,321,294)   (7,893,841)
                                                                          ------------   -----------
 Total stockholders' equity...........................................      24,302,555     6,933,217
                                                                          ------------   -----------
Total liabilities and stockholders' equity............................    $ 24,524,225   $ 7,399,848
                                                                          ============   ===========

  The accompanying notes are an integral part of these financial statements.

HOLLIS-EDEN PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                                                                                                Period from
                                                                                                                 Inception
                                                                                                                (Aug.15,1994)
                                                              For the year ended December 31,                        to
                                                 ------------------------------------------------------          December 31,
                                                     1998                 1997                  1996                1998
                                                 ------------         ------------           ----------          ------------
Operating expenses:
 Research and development.......................  $ 2,777,460          $ 3,488,358            $ 184,276           $ 8,079,856
 General and administrative.....................    3,577,183            2,044,139              510,534             6,406,349
                                                 ------------         ------------           ----------          ------------
Total operating expenses........................    6,354,643            5,532,497              694,810            14,486,205

Other income (expense):
 Interest income................................      928,916              279,812                5,732             1,214,460
 Interest expense...............................       (1,726)                (199)              (3,142)              (49,549)
                                                 ------------         ------------           ----------          ------------
Total other income..............................      927,190              279,613                2,590             1,164,911
                                                 ------------         ------------           ----------          ------------
Net loss........................................ $  5,427,453         $  5,252,884           $  692,220          $ 13,321,294
                                                 ============         ============           ==========          ============

Net loss per share, basic and diluted........... $      (0.69)        $      (0.85)          $    (0.15)

Weighted average number of
 common shares outstanding......................    7,850,854            6,192,764            4,657,650

  The accompanying notes are an integral part of these financial statements.

HOLLIS-EDEN PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS' EQUITY

-----------------------------------------------------------------------------------------------------------------------

                                                                     Preferred stock                Common stock
                                                                      at par value                  at par value
                                                                -------------------------------------------------------
                                                                 shares         amount         shares           amount
                                                                --------      ---------     -----------      ----------
Contribution by stockholder                                            -           $  -               -        $      -
Common stock issued for cash                                           -              -       2,852,830             285
Common stock issued as consideration for
 amendments to the license agreements (Note 10)                        -              -         543,396              55
Net loss                                                               -              -               -               -
                                                                   -----           ----       ---------        --------

Balance at December 31, 1994                                           -              -       3,396,226             340
Common stock issued for cash                                           -              -         679,245              68
Common stock issued as consideration for
 amendments to the license agreements (Note 10)                        -              -          75,472               7
Net loss                                                               -              -               -               -
                                                                   -----           ----       ---------        --------

Balance at December 31, 1995                                           -              -       4,150,943             415
Common stock issued in conversion of debt (Note 12)                    -              -         164,962              16
Common stock issued for cash, net of
 issuance costs of $203,622 (Note 12)                                  -              -         580,005              58
Common stock issued as consideration
 for termination of a finance agreement                                -              -          15,094               2
Warrants issued to consultants
  for services rendered                                                -              -               -               -
Net loss                                                               -              -               -               -
                                                                   -----           ----       ---------        --------

Balance at December 31, 1996                                           -              -       4,911,004             491
Recapitalization of Company upon the merger
 with Initial Acquisition Corp. (Note 3)                               -              -         883,250          57,453
Warrants issued to a certain director
 upon the successful closure of the merger                             -              -               -               -
Exercise of warrants, net of expenses (Note 5)                         -              -         977,593           9,775
Deferred compensation - stock options (Note 14)                        -              -               -               -
Amortization of deferred compensation                                  -              -               -               -
Exercise of stock options                                              -              -             166               1
Net loss                                                               -              -               -               -
                                                                   -----           ----       ---------        --------

Balance at December 31, 1997                                           -              -       6,772,013        $ 67,720
Exercise of warrants                                                   -              -         398,359           3,984
Exercise of stock options                                              -              -          53,302             533
Private Placement, net of expenses (Note 6, 13)                     4,000            40       1,329,201          13,292
Warrants issued for services in lieu of cash (Note 11)                  -             -               -               -
Stock issued for license fee (Note 10)                                  -             -          33,058             330
Stock issued for services in lieu of cash (Note 11)                     -             -           6,269              63
Options issued for services in lieu of cash (Note 14)                   -             -               -               -
Amortization of deferred compensation                                   -             -               -               -
Net loss                                                                -             -               -               -
                                                                    -----          ----       ---------        --------

Balance at December 31, 1998                                        4,000          $ 40       8,592,202        $ 85,922
                                                                    -----          ----       ---------        --------

                                                                                                                 Deficit
                                                                                                               accumulated
                                                                     Capital in                                   during
                                                                     excess of             Deferred             development
                                                                     par value           compensation              stage
                                                                   -----------          ------------         -------------
Contribution by stockholder                                        $   103,564          $          -         $           -
Common stock issued for cash                                            24,715                     -                     -
Common stock issued as consideration for
 amendments to the license agreements (Note 10)                          4,707                     -                     -
Net loss                                                                     -                     -            (1,277,046)
                                                                   -----------          ------------         -------------

Balance at December 31, 1994                                           132,986                     -            (1,277,046)
Common stock issued for cash                                           249,932                     -                     -
Common stock issued as consideration for
 amendments to the license agreements (Note 10)                         27,771                     -                     -
Net loss                                                                     -                     -              (671,691)
                                                                   -----------          ------------         -------------

Balance at December 31, 1995                                           410,689                     -            (1,948,737)
Common stock issued in conversion of debt (Note 12)                    371,148                     -                     -
Common stock issued for cash, net of
 issuance costs of $203,622 (Note 12)                                1,234,441                     -                     -
Common stock issued as consideration
 for termination of a finance agreement                                 33,960                     -                     -
Warrants issued to consultants
 for services rendered                                                  24,069                     -                     -
Net loss                                                                     -                     -              (692,220)
                                                                   -----------          ------------         -------------

Balance at December 31, 1996                                         2,074,307                     -            (2,640,957)
Recapitalization of Company upon the merger
 with Initial Acquisition Corp. (Note 3)                             6,213,329                     -                     -
Warrants issued to a certain director
 upon the successful closure of the merger                             570,000                     -                     -
Exercise of warrants, net of expenses (Note 5)                       5,619,330                     -                     -
Deferred compensation - stock options (Note 14)                      1,848,000            (1,848,000)                    -
Amortization of deferred compensation                                        -               282,000                     -
Exercise of stock options                                                  372                     -                     -
Net loss                                                                     -                     -            (5,252,884)
                                                                   -----------          ------------         -------------

Balance at December 31, 1997                                       $16,325,338            (1,566,000)           (7,893,841)
Exercise of warrants                                                 1,195,728                     -                     -
Exercise of stock options                                              155,717                     -                     -
Private Placement, net of expenses (Note 6, 13)                     19,876,497                     -                     -
Warrants issued for services in lieu of cash (Note 11)                 408,000                     -                     -
Stock issued for license fee (Note 10)                                 499,670                     -                     -
Stock issued for services in lieu of cash (Note 11)                     94,937                     -                     -
Options issued for services in lieu of cash (Note 14)                  240,000                     -                     -
Amortization of deferred compensation                                        -               308,000                     -
Net loss                                                                     -                     -            (5,427,453)
                                                                   -----------          ------------         -------------

Balance at December 31, 1998                                       $38,795,887          $ (1,258,000)        $ (13,321,294)
                                                                   -----------          ------------         -------------

                                                                         Total
                                                                     ------------
Contribution by stockholder                                             $ 103,564
Common stock issued for cash                                               25,000
Common stock issued as consideration for
 amendments to the license agreements (Note 10)                             4,762
Net loss                                                               (1,277,046)
                                                                     ------------

Balance at December 31, 1994                                           (1,143,720)
Common stock issued for cash                                              250,000
Common stock issued as consideration for
 amendments to the license agreements (Note 10)                            27,778
Net loss                                                                 (671,691)
                                                                     ------------

Balance at December 31, 1995                                           (1,537,633)
Common stock issued in conversion of debt (Note 12)                       371,164
Common stock issued for cash, net of
 issuance costs of $203,622 (Note 12)                                   1,234,499
Common stock issued as consideration
 for termination of a finance agreement                                    33,962
Warrants issued to consultants
 for services rendered                                                     24,069
Net loss                                                                 (692,220)
                                                                     ------------

Balance at December 31, 1996                                             (566,159)
Recapitalization of Company upon the merger
 with Initial Acquisition Corp. (Note 3)                                6,270,782
Warrants issued to a certain director
 upon the successful closure of the merger                                570,000
Exercise of warrants, net of expenses (Note 5)                          5,629,105
Deferred compensation - stock options (Note 14)                                 -
Amortization of deferred compensation                                     282,000
Exercise of stock options                                                     373
Net loss                                                               (5,252,884)
                                                                     ------------

Balance at December 31, 1997                                            6,933,217
Exercise of warrants                                                    1,199,712
Exercise of stock options                                                 156,250
Private Placement, net of expenses (Note 6, 13)                        19,889,829
Warrants issued for services in lieu of cash (Note 11)                    408,000
Stock issued for license fee (Note 10)                                    500,000
Stock issued for services in lieu of cash (Note 11)                        95,000
Options issued for services in lieu of cash (Note 14)                     240,000
Amortization of deferred compensation                                     308,000
Net loss                                                               (5,427,453)
                                                                     ------------

Balance at December 31, 1998                                         $ 24,302,555
                                                                     ------------

  The accompanying notes are an integral part of these financial statements.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)


                         NOTES TO FINANCIAL STATEMENTS

HOLLIS-EDEN PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   Period from
                                                                                                                    Inception
                                                                                                                 (Aug. 15, 1994)
                                                                                                                        to
                                                               For the year ended December 31,                     December 31,
                                                              1998         1997           1996           1995          1998
                                                         ------------ -------------   ------------   ----------- --------------
Cash flows from operating activities:
  Net loss..........................................   $ (5,427,453)  $ (5,252,884)   $  (692,220)   $ (671,691) $ (13,321,294)

  Adjustments to reconcile net loss to net
    cash used in operating activities:
      Depreciation..................................         21,599          6,008            594             -         28,201
      Common stock issued as consideration
       for amendments to the license agreements.....              -              -              -        27,778         32,540
      Common stock issued as consideration
       for termination of a finance agreement.......              -              -         33,962             -         33,962
      Common stock issued as consideration
       for license fees and services                        595,000              -              -             -        595,000
      Expense related to warrants issued as
       consideration to consultants.................        408,000          8,024          6,017             -        422,041
      Expense related to warrants issued to a
       director for successful closure of merger....              -        570,000              -             -        570,000
      Expense related to stock options
       issued to non-employees......................        240,000              -              -             -        240,000
      Deferred compensation expense related
       to options issued............................        308,000        282,000              -             -        590,000

Changes in assets and liabilities:
  Prepaid expenses..................................         16,731         55,852        (98,833)            -        (26,250)
  Deposits..........................................              -         90,837       (100,000)            -         (9,163)
  Receivable - tax refund...........................        105,436       (105,436)             -             -              -
  Receivable from related party.....................         46,679        (46,679)             -             -              -
  Loan receivable from related party................       (206,663)             -              -             -       (206,663)
  Accounts payable and accrued expenses.............        103,067        (82,263)       118,783        92,111        231,698
  Accrued expenses for clinical trials..............              -              -       (150,000)      150,000              -
  Wages payable.....................................              -        (96,771)        96,771             -              -
  Accounts payable to related party.................              -              -        (73,040)       73,040              -
  License fees payable to related party.............              -       (499,700)      (428,300)        1,000              -
  R & D fees payable to related party...............       (338,000)       338,000              -             -              -
  Accrued interest expense..........................              -              -        (44,482)       37,762              -
                                                         -----------    -----------   -----------    ----------  -------------
      Net cash used in operating activities.........     (4,127,604)    (4,733,012)    (1,330,748)     (290,000)   (10,819,928)

Cash flows provided by investing activities:
  Purchase of property and equipment................        (31,001)       (82,542)        (7,001)            -       (120,544)
                                                         -----------   -----------    -----------    ----------  -------------
      Net cash used in investing activities.........        (31,001)       (82,542)        (7,001)            -       (120,544)

Cash flows from financing activities:
  Borrowings from related party.....................              -         92,000              -        40,000        342,000
  Payments on note payable to related party.........              -        (92,000)      (250,000)            -       (342,000)
  Contributions from stockholder ...................              -              -              -             -        103,564
  Net proceeds from sale of preferred stock.........      4,000,000              -              -             -      4,000,000
  Net proceeds from sale of common stock............     15,889,829              -      1,234,499       250,000     17,399,328
  Proceeds from issuance of debt....................              -              -        371,164             -        371,164
  Net proceeds from recapitalization................              -      6,270,782              -             -      6,270,782
  Net proceeds from warrants exercised..............      1,355,962      5,629,478              -             -      6,985,440
                                                         -----------  ------------    -----------    ----------   ------------
      Net cash from financing activities............     21,245,791     11,900,260      1,355,663       290,000     35,130,278

Net increase in cash................................     17,087,186      7,084,706         17,914             -     24,189,806
Cash at beginning of period.........................      7,102,620         17,914              -             -              -
                                                         -----------  ------------    -----------    ----------   ------------
Cash at end of period...............................   $ 24,189,806   $  7,102,620    $    17,914    $        -   $ 24,189,806
                                                       ============   ============    ===========    ==========   ============

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)


                         NOTES TO FINANCIAL STATEMENTS




HOLLIS-EDEN PHARMACEUTICALS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS  (CONT.)

--------------------------------------------------------------------------------

                                                                                           Period from
                                                                                            Inception
                                                                                         (Aug. 15, 1994)
                                                                                               to
                                                    For the year ended December 31,        December 31,
                                                  1998     1997      1996       1995           1998
                                               ---------------------------------------    -------------
Supplemental disclosure of cash
 flow information:
Interest paid.............................     $ 1,726    $ 199    $ 44,482          -    $   49,549
Conversion of debt to equity..............           -        -     371,164          -       371,164
Options issued to consultants in
  lieu of cash, no vesting................           -        -      24,069          -        24,069
Options issued in lieu of cash,
  commissions on private placement........           -        -     133,110          -       133,110


  The accompanying notes are an integral part of these financial statements.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)


                         NOTES TO FINANCIAL STATEMENTS

1.  THE COMPANY

       Hollis-Eden Pharmaceuticals, Inc. (the Company) was formed on August 15, 1994 and is engaged in developing therapeutic and/or preventative pharmaceutical agents for the treatment of a number of targeted disease states caused by viral, bacterial, parasitic or fungal infections, including HIV and AIDS. The Company believes that certain of its drug candidates may provide the first long-term treatment for HIV without the development of viral strain resistance to the drugs' effectiveness, significant toxicity or severe side effects. The Company's development efforts are based upon the pioneering research conducted by Dr. Patrick T. Prendergast through his research and development organization, Edenland, Inc. The Company has extensive business arrangements with Edenland, Inc. (See Note 10) and both Edenland, Inc. and Dr. Prendergast are significant stockholders of the Company. The Company is a development stage company that was organized under the laws of the State of Delaware. Since its inception (August 15, 1994) through March 1997, the Company's efforts have been directed toward organizing, research and development and preparing for offerings of shares of its common stock. As a result, the Company has not developed commercial products or generated sales for the period August 15, 1994 through December 31, 1998.

     On March 26, 1997, Hollis-Eden, Inc. ("Hollis-Eden"), a Delaware corporation, was merged with and into the Company (then known as Initial Acquisition Corp. ("IAC")), a Delaware corporation, pursuant to an Agreement and Plan of Merger, dated November 1, 1996. Upon consummation of the merger of Hollis-Eden with IAC (the "Merger"), Hollis-Eden ceased to exist, and IAC changed its name to Hollis-Eden Pharmaceuticals, Inc. (See Note 3).

2.   SUMMARY OF ACCOUNTING POLICIES

CASH EQUIVALENTS
The Company considers any liquid investments with a maturity of three months or less when purchased to be cash equivalents. Because of the short maturities of these investments, the carrying amount is a reasonable estimate of fair value. At December 31, 1998, the Company's cash equivalents totaling $23,720,000 are deposited in a money market mutual fund with a large financial institution.

PROPERTY AND EQUIPMENT
Property and equipment is stated at cost and depreciated over the estimated useful lives of the assets (five and seven years) using the straight-line method.

RESEARCH AND DEVELOPMENT
Research and development costs consist of license fee expenses related to license agreements as well as research and development expenses with related parties and clinical trial expenses. Such amounts paid or payable to related parties aggregated $1,267,259, $3,068,000, and $20,000 for the years ended December 31, 1998, 1997 and 1996, respectively, and $5,835,021 for the period from inception (August 15, 1994) to December 31, 1998. Such expenses are recognized as research and development, as incurred.

INCOME TAXES
The Company provides for income taxes under the principles of Statement of Financial Accounting Standards No. 109 (SFAS 109) which requires that provision be made for taxes currently due and for the expected future tax effects of temporary differences between book and tax bases of assets and liabilities.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)


                         NOTES TO FINANCIAL STATEMENTS

FINANCIAL INSTRUMENTS
The Company's financial instruments consist primarily of cash, other receivables, accounts payable, accrued expenses and license fees payable. These financial instruments are stated at their respective carrying values, which approximate their fair values.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NET LOSS PER SHARE
Net loss per share is presented as basic earnings based upon the weighted average number of common shares. Diluted earnings per share have not been presented as the common stock equivalents and their effect on earnings per share is anti-dilutive.

RECENT ACCOUNTING PRONOUNCEMENTS

       SFAS No. 133 "Accounting for Derivatives Instrument and Hedging Activities" establishes accounting and reporting standards for derivative instruments. The Company has not in the past nor does it anticipate, that it will engage in transactions involving derivative instruments which will impact the financial statements.

       Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," requires an entity to expense all software development costs incurred in the preliminary project stage, training costs and data conversion costs for fiscal years beginning after December 15, 1998. The Company believes that this statement will not have a material effect on the Company's accounting for computer software costs.

       Statement of Position 98-5 "Accounting for Start-up Costs," requires an entity to expense all start-up related costs as incurred for the fiscal years beginning after December 15, 1998. The Company believes that this statement will not have a material effect on the Company's accounting for start-up costs.

3.   RECAPITALIZATION

       On March 26, 1997, Hollis-Eden , was merged with and into the Company (then known as IAC), pursuant to an Agreement and Plan of Merger, dated November 1, 1996, among IAC, Hollis-Eden, Mr. Salvatore J. Zizza and Mr. Richard B. Hollis (the "Merger Agreement"). Upon consummation of the Merger, Hollis-Eden ceased to exist, and IAC changed its name to Hollis-Eden Pharmaceuticals, Inc. IAC (now called Hollis-Eden Pharmaceuticals, Inc.) remains the continuing legal entity and registrant for Securities and Exchange Commission reporting purposes. The Merger was intended to be a tax-free reorganization for federal income tax purposes and was accounted for as a recapitalization of Hollis-Eden by an exchange of Common Stock of Hollis-Eden, $.0001 par value ("Hollis-Eden Common Stock"), for the net assets of IAC, consisting primarily of cash.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)


                         NOTES TO FINANCIAL STATEMENTS

       Under the terms of the Merger Agreement, each share of Hollis-Eden Common Stock outstanding immediately prior to the closing of the Merger converted into one share of Common Stock, $.01 par value, of Hollis-Eden Pharmaceuticals, Inc. Common Stock ("Company Common Stock"), and all warrants and options to purchase Hollis-Eden Common Stock outstanding immediately prior to the Merger converted into the right to receive the same number of shares of Company Common Stock. At the closing of the Merger, 4,911,004 shares of Company Common Stock were issued, which represented approximately 85% of the shares of Company Common Stock outstanding immediately after consummation of the Merger.

       For accounting and financial reporting purposes, the Merger was treated as a recapitalization of Hollis-Eden. Since IAC had no business operations other than the search for a suitable target business, IAC's assets were recorded in the balance sheet of the Company at book value. Upon the consummation of the Merger, the Company had $6.5 million in cash and other receivables, and incurred transaction costs of approximately $230,000 associated with the Merger for net proceeds totaling $6.3 million which was recorded as equity. Additional transaction costs totaling $4.7 million represent a charge for (i) warrants to purchase an aggregate of 452,830 shares of Company Common Stock at an exercise price of $2.475 issued to the placement agent (Note 11) upon the closing of the Merger pursuant to an agreement and (ii) an aggregate of 50,000 shares of Company Common Stock issued for legal and consulting services upon the closing of the Merger. An estimate of $11.50 per share was used to calculate the charges which approximates fair market value on the date of the Merger. These charges constitute transaction fees and accordingly have been recorded as a charge and an offsetting credit to additional paid-in capital.

       Upon the consummation of the Merger, pursuant to an agreement, the Company issued warrants to purchase an aggregate of 50,000 shares of Company Common Stock at an exercise price of $0.10 per share to a director and former officer. Additional paid-in capital was increased by $570,000 with an offsetting $570,000 charge recorded to operations during the three months ended March 31, 1997.

       At the IAC annual and special meeting of shareholders (IAC Special Meeting), none of the stockholders who held shares of IAC common stock that was sold during IAC's initial public offering (IAC Non-Affiliate Stockholders) elected to redeem their shares of IAC Common Stock and therefore were eligible for Additional Merger Shares. (See Note 4).

       The Company's 1997 Stock Incentive Stock Option Plan became effective on February 5, 1997 and was approved by the stockholders on March 26, 1997. A total of 1,250,000 shares of Company Common Stock have been authorized for issuance under the plan (see Note 14).

4.   ADDITIONAL MERGER SHARES

       Pursuant to IAC's prospectus dated May 15, 1995, each of the IAC Non-Affiliate Stockholders (and each IAC stockholder prior to IAC's initial public offering who (i) participated in the February 1993 private placement of IAC securities and (ii) purchased shares of IAC common stock in the open market after May 15, 1995 (the "After Acquired Stock"), but only to the extent of the After Acquired Stock)) had the right (the "Redemption Right") to elect to have any or all of his or her shares of IAC common stock redeemed for approximately $11.00 per share (the "Redemption Value"). At the IAC special meeting, none of the IAC Non-Affiliate Stockholders elected to redeem their shares of IAC common stock. In connection with the Merger, IAC offered each IAC Non-Affiliate Stockholder the opportunity to exchange his or her Redemption Right for the right to receive additional shares of Company common stock ("Additional Merger Shares"), should any be issued.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

       In order to perfect the right to receive Additional Merger Shares, if any, an IAC Non-Affiliate Stockholder must (i) not have exercised his or her Redemption Right in connection with the Merger and (ii) prior to May 25, 1997 (60 days following March 26, 1997, the effective time of the Merger (the "Effective Time")), have taken whatever action necessary to cause such IAC Non-Affiliate Stockholder to become the registered owner of his shares of Company Common Stock (each, a "Rights Share" and, collectively, the "Rights Shares"). By not exercising his or her Redemption Right in connection with the Merger, an IAC Non-Affiliate Stockholder was deemed to have waived his or her Redemption Right and accepted IAC's offer to receive the right to receive Additional Merger Shares, if any are issued (provided such IAC Non-Affiliate Stockholder was not a dissenting stockholder and became the registered owner of his or her shares of Company Common Stock as provided above). The Company will cause to be issued to each IAC Non-Affiliate Stockholder who shall have perfected his or her right to receive Additional Merger Shares, if any, certificates evidencing one right (each, a "Right" and, collectively, the "Rights") for each Rights Share held by such IAC Non-Affiliate Stockholder (the "Rights Certificates"). The Rights Certificates shall not be transferable, assignable, subject to pledge or otherwise alienable, and the registered holder of such Rights Certificates shall forfeit the number of Rights (the "Forfeited Rights") equal to the number of shares of Company Common Stock sold or otherwise transferred by such holder during the period commencing at the Effective Time and ending on the date that a final determination of whether any Additional Merger Shares will be issued is made (i.e., the second anniversary of the Effective Time) (the "Holding Period"). The Forfeited Rights, at the moment of such sale or transfer, shall be null and void and have no further force or effect.

       Additional Merger Shares, if any, shall be issued to the holders of Rights Certificates who have not otherwise forfeited their Rights as a result of their selling or otherwise transferring shares of Company Common Stock during the Holding Period if, at no time during the 24-month period immediately following the Effective Time, the average closing price per share of Company Common Stock over a period of 20 consecutive trading days equals or exceeds $20.00 per share (subject to adjustment as set forth below). The Additional Merger Shares shall be issued in accordance with the records of the Company as promptly as practicable following the second anniversary of the Effective Time to those holders of Rights Certificates who have not otherwise forfeited their Rights. The number of Additional Merger Shares, if any, to be issued to the holders of the Rights Certificates shall be calculated as follows: each outstanding Right (i.e., any Right other than a Forfeited Right) shall entitle the holder thereof to the number of Additional Merger Shares equal to (a) the difference between (i) $20.00 (subject to adjustment as set forth below) and
(ii) the average of the highest 60 closing prices per share of Company Common Stock during the one-year period immediately prior to the second anniversary of the Effective Time (the "Sixty Day Average Price"), divided by (b) the Sixty Day Average Price. No fractional Additional Merger Shares shall be issued. In lieu thereof, any fractional shares shall be rounded to the nearest whole share of Company Common Stock. The amount of Additional Merger Shares, if any, to be issued shall be computed by the Company's independent public accountants as soon as practicable following the second anniversary of the Effective Time. The determination by such independent public accountants shall be final and binding on the Company and the holders of the Rights. Notwithstanding the foregoing, the Sixty Day Average Price shall in no event be less than $5.00 per share (subject to adjustment as set forth below).

       In the event of a stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, acquisition or disposition of property or shares, reorganization, liquidation or other similar change or transaction of or by the Company following the Effective Time, the closing price per share of Company Common Stock and the Sixty Day Average Price shall be adjusted as appropriate to give proper effect to the event.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

       Notwithstanding the foregoing, the Company shall have the unilateral right to redeem and cancel all, but not less than all, of the Rights evidenced by the Rights Certificates, at a redemption price of $.001 per Right, if the Company, at any time during the Holding Period, closes an equity offering pursuant to which the Company (i) issues shares of Company Common Stock at a per share price of not less than $15.00 per share and (ii) raises net proceeds to the Company of not less than $10 million. These rights were terminated in January 1999.

5.   NOTICE OF REDEMPTION AND EXERCISE OF WARRANTS

       On March 27, 1997, the Company sent a Notice of Redemption to holders of its Class A Common Stock Purchase Warrants and Class B Unit Purchase Warrants, stating that it would redeem all of such outstanding warrants on April 28, 1997 at a redemption price of $0.05. The right to exercise such Warrants terminated on April 25, 1997. 603,415 of the Class A Common Stock Purchase Warrants and 254,950 Class B Unit Purchase Warrants were exercised into an aggregate of 858,365 shares of Company Common Stock. The gross proceeds to the Company were $5.5 million. The Company incurred approximately $42,000 in transaction costs associated with the exercise and redemption of the warrants which was recorded against equity.

6.  FINANCING

       During May 1998, the Company completed a private financing totaling $20.6 million in gross proceeds. The Company issued 1,329,201 shares of Common Stock (of which 192,061 shares are subject to adjustment based on future average stock price ("Adjustable Common Stock")), 4,000 shares of 5% Series A Convertible Preferred Stock and Warrants to purchase 1,437,475 shares of Common Stock in the financing.

       The Convertible Preferred Stock had an initial conversion price of $20.30 for the first seven months, after which it can be adjusted, either up or down, based on the future stock prices of the Company's Common Stock. The Convertible Preferred Stock was converted to Common Stock in January 1999 (See Note 17).

       The Warrants are exercisable for three years and entitle the holders to purchase up to a total of 1,437,475 shares of Common Stock at a price of $17.00 per share.

7.   NOTES PAYABLE/RECEIVABLE TO/FROM RELATED PARTY

       During the first quarter of 1997, the Company borrowed $92,000 from a stockholder/officer of the Company. The loaned amount plus accrued interest was due on the earlier of the effective date of the merger of Hollis-Eden with IAC or December 31, 1997. The loan was fully paid on March 27, 1997.

       On May 22, 1998, the Company entered into a promissory note with a stockholder/officer in the amount of $200,000. Interest is at 5.5% per annum. The note is due and payable in full on May 22, 2001.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS


8.   INCOME TAXES

       The Company has available a net operating loss carryforward of approximately $10 million at December 31, 1998 which may be carried forward as an offset to taxable income, if any, in future years through its expiration in 2012 to 2013. The Company has a net deferred tax asset of approximately $5 million at December 31, 1998 comprised of capitalized start-up costs, research and development credits, and the net operating loss carryforward. The net deferred tax asset has been fully reserved due to the uncertainty of the Company being able to generate net operating income under the more likely than not criteria of SFAS 109. If certain substantial changes in the Company's ownership should occur, there would potentially be an annual limitation on the amount of the carryforwards, which could be utilized in a tax year.

       The Company carried back an operating loss to recover $105,436 in taxes paid by IAC for the year ending 1996. The refund was received during the second quarter 1998.

9.   REVERSE STOCK SPLITS

       In March 1996, a 1 for 2.65 split of the Company's common stock was effected. Also, on February 13, 1995 there was a 3 for 5 split of the Company's common stock. All stock splits have been retroactively restated for all periods presented.

10.  RELATED PARTY LICENSES AND OTHER AGREEMENTS AND COMMITMENTS AND
     CONTINGENCIES

       The Company entered into two license agreements and one research, development and option agreement as discussed in the following paragraphs.

       Pursuant to a license agreement dated May 18, 1994 (Colthurst License Agreement) with related parties Patrick T. Prendergast, a significant stockholder, and with Colthurst Limited, a company controlled by Patrick T. Prendergast, the Company acquired the exclusive worldwide rights of Patrick T. Prendergast's patent rights, know-how and background technology relating to the treatment of human/animal immunodeficiency as disclosed in U.S. patent No. 4,956,355 entitled "Agents for the Arrest and Therapy of Retroviral Infections." Upon execution of this agreement, the Company paid a license fee of $100,000 and was contractually obligated to pay $250,000 no later than November 18, 1994. The payment of this obligation was delinquent at December 31, 1994 and was included in license fees payable on the balance sheet at December 31, 1994. The agreement was amended on August 11, 1995 to change the license fee payment terms as discussed below in paragraph five of this Note. Also, per the Colthurst License Agreement, if the Company obtained financing of at least $10,000,000 by December 31, 1995, payments of $15,000 per month for services commencing on June 1, 1994 through the completion of FDA Phase II would have been payable to Patrick T. Prendergast ($105,000 was included in license fees payable on the balance sheet at December 31, 1994 based on a pending financing agreement). These monthly service fees were eliminated entirely pursuant to an amendment to the agreement on March 17, 1995 and the previously accrued amount of $105,000 was restructured as discussed in paragraph five of this Note. Per the amended license agreement, a renewal annual license fee of $500,000 is payable commencing 18 months after the $350,000 license fee, as discussed below in paragraph five of this Note, is paid. In 1998, the Company paid this fee by issuing 33,058 shares of its common stock.

       Also, the Company has agreed to pay royalties of 6% on product revenues. In the event of a sale of sublicenses or any other third-party agreements, 25% of any fees are payable to Colthurst Limited.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

       On August 25, 1994, the Company entered into a license agreement (Edenland License Agreement) with a related party, Edenland Inc., a company controlled by Patrick T. Prendergast, for the exclusive worldwide rights of Patrick T. Prendergast's patent rights, know-how and background technology related to the substance trade named HE317 and to any other pharmaceutical product that becomes subject to the license agreement under the research, development and option agreement discussed below. Upon execution of this agreement, the Company paid a license fee of $25,000. The agreement was amended in August 1994 and required the Company to pay a license fee of $572,000 as follows: $150,000 payable no later than February 28, 1995, $300,000 on February 28, 1995, and $122,000 payable no later than March 31, 1995. These amounts were included in license fees payable on the balance sheet at December 31, 1994. The agreement was again amended on August 11, 1995 to change the license fee payment terms as discussed below in paragraph five of this Note. Per the Edenland License Agreement, the Company has agreed to pay royalties of 4% of product revenues. In the event of a sale of sublicenses or any other third-party agreements, 25% of any fees are payable to Edenland, Inc. Additionally, the Company granted Edenland, Inc. the option to receive payment of its royalties under the license agreement in the form of shares of the Company's stock. The option is limited to a maximum of 5% of the Company's outstanding shares at August 25, 1994. The option is subject to the products and/or vaccine developed therefrom receiving approval and generating product revenues to the Company of at least $200,000,000. The option exercise price per share is the fair market value on the date when and if such revenue milestone is achieved, and the option has a term of five years beginning from such date.

       Effective August 11, 1995, Edenland, Inc., Colthurst Limited and the Company entered into amendments concerning the license fee payment terms to the two agreements described above. Under the August 11, 1995 amendment, the Company was obligated to pay $350,000 by April 28, 1996 and up to an additional $600,000 within 24 months of the $350,000 payment. The $600,000 fee will be payable by way of a five percent payment of the first $12,000,000 of net proceeds or funds or investments acquired by or expended on behalf of the Company by way of equity sale, partnership agreement, loan or other means. At the end of the 24 month period, any unpaid portion of the $600,000 fee is due immediately. If during the 24 month period the net proceeds exceed $12,000,000, then an additional fee is due by way of two and one-half percent of all such proceeds. As of December 31, 1995, the Company had paid $22,000 of the $350,000 fee, and the remaining $328,000 and the $600,000 fee were included in license fees payable as of December 31, 1995 on the balance sheet. During April 1996, the $328,000 balance was paid in full. During 1996, the Company advanced license fees of $100,300 related to the $600,000 owed to Edenland upon obtaining additional funding. During April and May 1997, the balance of the $600,000 fee was paid in full. As consideration for entering into certain amendments, the Company issued 75,472 shares of the Company's common stock at fair market value to Edenland, Inc. and Colthurst Limited. Such valuation was determined by the Board of Directors and was charged to general and administration expense for the year ended December 31, 1995.

       In August 1994, the Company entered into a contingent research development and option agreement, as amended, with Edenland, Inc. and Patrick T. Prendergast. The agreement provides for the development of HE317 to a stage of development that demonstrates the toxicity and safety profile and also indicates potential efficacy in Phase II (FDA) patient studies, and grants the Company the right of first option on new products developed by Edenland, Inc. The agreement commits the Company to pay for the development costs related to HE317 up to the amount of $3,000,000 contingent upon the Company's receipt of funds realized by way of equity sale, sublicense, partnership agreements, loans, private placements and public offerings which take place following April 28, 1996 but not later than 24 months from 7 days following a private offering. Additionally, the Company has agreed to pay a maximum of $250,000 per year to fund off-budget projects to commence if and on the date the Company obtains $10,000,000 in financing.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS


       In October 1996, the Company and Colthurst Limited entered into an amendment to the existing agreement. The amendment changes the due date of the renewable annual license of $500,000 from October 1997 to the first date that one of the following events occurs: the Company raises a predetermined amount of capital occurring after May 18, 1994; the Company sublicenses the technology received under the Colthurst License Agreement; the Company generates sales; the Company licenses or funds new technologies not covered under the existing agreements; or, February 10, 1999. The amendment also requires an additional license fee of $10,000 per month beginning November 5, 1996 through the earlier of the effective date of the Merger or May 5, 1997. This amendment was contingent upon the successful closure of the Merger. The renewable annual license fee of $500,000 became due and was paid in May, 1998.

       In October 1996, the Company and Edenland, Inc. entered into an amendment to the existing Research, Development and Option agreement. This amendment accelerated the date that the $3,000,000 payment for HE317 or other product development costs is to be made. A payment of $1,500,000 was payable upon the closure of the Merger and the balance is contingent upon future funding events by allocating 22% of the funds raised to the Research, Development and Option agreement until the $3,000,000 has been paid in full. $2,700,000 of the $3,000,000 was paid in 1997 with the remaining $300,000 accrued as an expense in 1997 and paid in April 1998.

11.   COMMON STOCK PURCHASE WARRANTS

SERIES A WARRANTS
During April 1996, in accordance with anti-dilution privileges triggered by an offering in March 1995, the Company issued 1,018,867 Series A Warrants to all stockholders of record as of March 1995 to purchase the same number of shares of common stock at a price of $11.02 per share, exercisable until January 7, 2002.

SERIES B WARRANTS
During February 1995, the Company issued 37,736 Series B Warrants to Edenland, Inc. in consideration for an amendment to the Edenland License Agreement. The warrants are exercisable until February 5, 2000, to purchase the same number of shares of common stock at a price of $15.90 per share.

CONSULTANT'S OPTIONS
On July 12, 1995, as payment for investor relations counseling and consulting services, the Company issued an option, exercisable until July 12, 2000, to purchase 18,868 shares of common stock at a price of $2.65 per share, 9,434 shares at a price of $5.30 per share, and 9,434 shares at a price of $7.95 per share.

PLACEMENT AGENT WARRANTS
During May 1996, the Company issued to the placement agent, for the completion of the private placement in April 1996 (see Note 12), a warrant to purchase an aggregate of up to 445,000 shares of common stock, at an exercise price of $2.475 per share. The fair value of the 445,000 options is deducted from the net proceeds of the private placement as a cost of raising capital and totaled approximately $133,000.

Upon the successful closure of the Merger and Redemption of the Class A Common Stock Purchase Warrants (the "Class A Warrants") and Class B Unit Purchase Warrants (the "Class B Warrants"), the Company issued additional placement agent warrants to purchase 452,830 shares of common stock at an exercise price of $2.475 per share.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

IAC MANAGEMENT WARRANTS
During April 1994, the Company issued warrants, to existing shareholders and management, to purchase 160,000 units (the "Units") at $10.00 per Unit, each unit to be identical to the Units issued as part of its initial public offering, exercisable until May 15, 2000. Each Unit consists of (i) one share of common stock, $.01 par value per share and (ii) one Class A Warrants entitling the holder to purchase one share of common stock at a price of $9.00 per share.

REPRESENTATIVES WARRANTS
In connection with the Company's initial public offering, the Company issued warrants to the underwriters for 60,000 Units at an exercise price of $11.00 per Unit and 24,000 Class B Warrants at an exercise price of $5.775 per warrant and exercisable until May 15, 2000. Each Class B Warrant entitles the holder to purchase one Unit (i.e. one share of common stock and one Class A Warrant).

INVESTOR RELATIONS WARRANTS
During February 1998, as part of payment for investor relations, the Company issued 150,000 warrants with an exercise price of $14.75 per share and an expiration date of February 4, 1999. The warrants were estimated to have a value of $408,000, which was expensed in 1998.

1998 PRIVATE PLACEMENT WARRANTS
In connection with the May 1998 private placement, the company issued warrants to purchase 1,437,475 shares of common stock at an exercise price of $17.00 per share. The warrants are exercisable until April 15, 2001. Of the warrants issued, 157,000 were issued as finder fees, and 1,280,475 were issued to the private placement investors.

As of December 31, 1998, the Company has 3,732,130 warrants outstanding.

12.   COMMON STOCK

       On January 21, 1996, the Company completed a $367,522 round of debt financing with a group of private investors (Bridge Finance Offering). These notes were due on or before the earlier of (i) January 21, 1997 or (ii) the closing of a private or public offering of securities. These notes bear interest at 8% per annum. The Company had the option to repay these notes with common stock of the Company valued at a price of $2.25 per share or such price at which shares were sold to investors in the Bridge Finance Offering. Proceeds from this debt financing were used to repay the note and accounts payable to related party, and accrued interest totaling $367,522. During April 1996, the debt financing, plus accrued interest, were converted into 164,962 shares of common stock at a price of $2.25 per share. From March 19, 1996 through April 19, 1996, the Company privately issued 580,005 shares of the Company's common stock at an offering price of $2.25 per share. Total proceeds from this offering aggregated $1,234,499.

13.  PREFERRED STOCK

       During May 1998, as part of the private placement, the Company issued 4,000 shares of convertible preferred stock for proceeds of $4,000,000. During January, 1999, all of the Preferred Stock was converted to Common Stock (See
Note 17).

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)


                         NOTES TO FINANCIAL STATEMENTS

14.  STOCK OPTIONS

       The 1997 Stock Option Plan (the "Plan") was approved by the shareholders in 1997. Under the Plan, 1,250,000 shares of common stock have been reserved for issuance to employees, officers, directors, and consultants of the Company and provides for the grant of incentive and nonstatutory stock options. Terms of the stock option agreements, including vesting requirements, are determined by the Board of Directors. The exercise price of incentive stock options must equal at least the fair market value on the date of grant. The options expire not later than ten years from the date of the grant and become exercisable immediately or generally are exercisable ratably over a three-year period beginning one year from the date of the grant. The following table summarizes stock option activity under the Plan for 1997 and 1998:

                                                       Price Per Share
                                                 -----------------------
                                                                Weighted
                                       Shares        Range      Average
                                      -------    -----------    --------
1997
Granted                               518,500   $  2.25-8.70    $  7.12
Exercised                                 166           2.25       2.25
Canceled                                  334           2.25       2.25

Outstanding, December 31, 1997        518,000      2.25-8.70       7.13

1998
Granted                               340,800    13.25-16.75      14.52
Exercised                                   0              0          0
Canceled                              100,000           8.70       8.70

Outstanding, December 31, 1998        758,800   $ 2.25-16.75    $ 10.24


       The Company entered into stock options agreements not pursuant to the Plan with certain directors, officers and consultants. These options become exercisable according to a schedule of vesting as determined by the Board of Directors. The options become exercisable immediately or over a period of years. During 1996, the Company recognized a prepaid expense related to the options issued to consultants. The Company recognized the expense of approximately $24,000 related to these options ratably over the three-year vesting period. During 1998, the Company granted options to certain consultants and directors, and will recognize $900,000 in expense related to these options ratably over the three-year vesting period, $240,000 was expensed in 1998.

       In February, 1997, as part of an employment agreement,the Company granted a non-statutory stock option to a certain officer to purchase 2,400,000 shares of the Company's common stock at a price of $5.00 per share, which option vests ratably over a six-year period. The Company engaged an independent appraiser to prepare several financial and valuation analyses to estimate the fair value for accounting purposes. The appraiser estimated the intrinsic value of the options to be $1,848,000. As a result, the Company recorded as deferred compensation a non-cash charge of $1,848,000, which is being amortized ratably over the six-year vesting period. Through December 31, 1998 the Company has amortized a total of $590,000, (See Note 17).

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

The following table summarizes stock option activity not pursuant to the Plan for 1995 through 1998:

                                                    Price Per Share
                                                 ---------------------
                                                              Weighted
                                      Shares        Range      Average
                                    ---------    ----------   --------

Outstanding, January 1, 1995                -    $        -   $     -
Granted                                37,736     2.65-7.95      4.64
Exercised                                   -             -         -
Canceled                                    -             -         -

Outstanding, December 31, 1995         37,736     2.65-7.95      4.64
Granted                               570,000          2.25      2.25
Exercised                                   -             -         -
Canceled                                    -             -         -

Outstanding, December 31, 1996        607,736     2.25-7.95      2.40
Granted                             2,400,000          5.00      5.00
Exercised                                   -             -         -
Canceled                                    -             -         -

Outstanding, December 31, 1997      3,007,736     2.25-7.95      4.47
Granted                                     -             -         -
Exercised                              53,302     2.25-5.30      2.93
Canceled                               50,000          2.25      2.25

Outstanding, December 31, 1998      2,904,434    $2.25-7.95   $  4.54


For various price ranges, weighted average characteristics of outstanding stock options at December 31, 1998 were as follows:


                         Outstanding Options            Exercisable options
                 ------------------------------------- -----------------------

   Range of               Remaining life   Weighted                Weighted
Exercise Prices    Shares    (years)     average price  Shares   average price
---------------  ---------   -------     ------------- --------  -------------

   $2.25-$4.99     495,000     6            $ 2.25     458,333       $2.25
   $5.00-$8.99   2,827,434    10.9            5.27     560,378        5.52
  $9.00-$12.99           -       -               -           -           -
 $13.00-$16.99     340,800     9.4          $14.52           -           -


STATEMENT  OF FINANCIAL ACCOUNTING STANDARDS NO. 123 ("SFAS 123")
During 1995, the Financial Accounting Standards Board issued SFAS 123, Accounting for Stock-Based Compensation, which defines a fair-value-based method of accounting for stock compensation plans. However, it also allows an entity to continue to measure compensation cost related to stock compensation plans using the method of accounting prescribed by the Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees. Entities electing to follow APB 25 must make pro forma disclosures of net income, as if the fair-value-based method of accounting defined in SFAS had been applied.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)


                         NOTES TO FINANCIAL STATEMENTS


The Company has elected to account for its stock-based compensation plans under APB 25; however, for pro forma disclosure purposes, the Company has computed the value of all options granted to employees during 1996 through 1998, using the minimum value pricing model as prescribed by SFAS 123 for 1996 and the Black-Scholes option pricing model for 1997 and 1998 with the following weighted average assumptions:


                                1998       1997       1996
                              -------    -------    -------

Risk free interest rate         5.55%      5.90%      6.09%
Expected dividend yield            0%         0%         0%
Expected lives                5 years    5 years    5 years
Expected volatility             46.5%      46.5%       N/A


The warrants were assumed to be exercised at maturities of four and five years, while the stock options were assumed to be exercised in five to seven years. Adjustments are made for options forfeited prior to vesting. The total value of warrants and options was computed to be the following approximate amounts, which would be amortized on the straight-line basis over the vesting period of the options:

       Year ended December 31, 1996       $  385,042
       Year ended December 31, 1997       $1,777,270
       Year ended December 31, 1998       $1,435,510


If the Company had accounted for stock options issued to employees and directors in accordance with SFAS 123, the Company's net loss would have been reported as follows:


Net loss
                       YEAR ENDED DECEMBER 31,
                    1998         1997         1996
                 ----------   ----------   ----------

As reported      $5,427,453   $5,252,884   $  692,220
Pro forma        $6,862,963   $7,030,154   $1,077,262

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of the Company's options. The weighted average, estimated fair values of employee stock options granted during fiscal 1998, 1997 and 1996 were $14.52, $5.38 and $2.25 per share, respectively.

                       HOLLIS-EDEN PHARMACEUTICALS, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS


15.   EMPLOYMENT AGREEMENTS

       Pursuant to an employment agreement between Hollis-Eden and Mr. Richard
B. Hollis entered into in November 1996 (the "Hollis Employment Agreement"), Mr. Hollis' annual base salary was increased to $225,000 upon the consummation of the Merger, with bonuses and equity compensation as determined by the Hollis-Eden Pharmaceuticals Board of Directors. As of September 1, 1998, Mr. Hollis' base salary was increased to $300,000. If Mr. Hollis' employment is terminated "without cause," "for insufficient reason" or pursuant to a "change in control" (as such terms are defined in the Hollis Employment Agreement), Mr. Hollis will receive as severance (i) an amount equal to five times his then current annual base salary plus five times the amount of the bonus awarded to him in the prior calendar year, (ii) immediate vesting of all unvested stock options of Hollis-Eden Pharmaceuticals (or the Surviving Corporation, if applicable) held by him and (iii) continued benefits under all employee benefit plans and programs for a period of three years. All of such payments are to be made in one lump sum within 30 days of termination. If Mr. Hollis' employment is terminated "with cause" or if Mr. Hollis resigns other than for "sufficient reason," Mr. Hollis' compensation and benefits will cease immediately and Mr. Hollis will not be entitled to severance benefits.

16.  LEASES

       Rental expenses for principally leased facilities under operating leases were $17,000, $69,000 and $115,000 for 1996, 1997 and 1998, respectively. Future minimum payments for operating leases are as follows:

                                   Operating Leases
                                   ----------------
1999                                      $120,000
2000                                        83,000
2001                                         4,000
2002                                         4,000
                                          --------
Total minimum lease payments              $211,000


17.  SUBSEQUENT EVENTS

       In January 1999, the Company issued 346,217 shares of common stock in connection with the conversion of the Series A convertible preferred stock and additional shares relating to the Adjustable Common Stock as described in Note 6.

       During January 1999, the Company completed two private placements of 1,367,686 shares of common stock and 90,000 warrants as a finders fee. The Company raised approximately $25 million. The pricing ranged from $18.00 to $18.50 per share.

       During January 1999, the Company terminated the additional merger share rights (See Note 4) as a result of the above mentioned private placement and the Company's average closing stock price.

       On March 1, 1999, the Company announced the resignation of it's president. Concurrent therewith, the Company accelerated the vesting of 300,000 stock options previously granted to the President. This acceleration is considered to be a new grant of options, and as such, the Company will take a one time non-cash charge of approximately $5 million during the first quarter of 1999.